Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES FOURTH
QUARTER AND 2007 EARNINGS

OAKLAND, MARYLAND—February 26, 2008: First United Corporation (Nasdaq: FUNC), a financial holding company and the parent company of First United Bank & Trust, announces net income for the quarter ended December 31, 2007 of $4.0 million ($.65 earnings per share) compared to $3.5 million ($.56 earnings per share) for the fourth quarter of 2006.

For the year ended December 31, 2007, the Corporation’s return on average assets and average shareholders’ equity were .90% and 12.70%, respectively, compared to .96% and 13.07%, respectively, for the same period in 2006. Consolidated net income for 2007 was $12.8 million ($2.08 earnings per share) compared to $12.6 million ($2.05 earnings per share) for 2006. The increase in net income resulted primarily from increases in other operating income, particularly, trust department income, insurance commissions, secondary market fees, and debit card income offset by a non-recurring pre-tax charge of approximately $1.6 million ($1.0 million or $.18 per share, net of tax) associated with the transfer of certain investment securities from the available-for-sale category to the trading category during the first quarter of 2007 and the subsequent sale of those securities during the second quarter of 2007.

The Corporation’s performance ratios declined during 2007 in comparison to 2006 due to the recognition of the $1.6 million pre-tax loss on the transfer and sale of investment securities. The proceeds from the sale were reinvested in securities with a higher book yield that should result in an additional $.9 million of interest income annually. The Corporation’s year-to-date 2007 performance results, exclusive of the impact of the non-recurring securities losses and the associated increase in interest income and taxes, are presented in the following table:

	For the years ended
	December 31, 2007		December 31, 2006
	Actual	Performance Excluding Securities Loss & Associated Income and Taxes	Actual
Net Income	$12,793	$13,435	$12,577
Earnings Per Share	$2.08	$2.19	$2.05
Return on Average Equity	12.70%	13.38%	13.07%
Return on Average Assets	.90%	.95%	.96%

Total assets were $1.48 billion at December 31, 2007, a 9.6% increase from $1.35 billion at December 31, 2006. During this time period, gross loans increased $79.6 million, the investment portfolio increased approximately $43.6 million and the value of bank owned life insurance increased $1.1 million. Total liabilities increased by approximately $121.8 million during 2007, reflecting increases in total deposits of $121.4 million and long-term borrowings of $12.1 million and a decrease in short-term borrowings of $10.4 million. The increase in long-term borrowings reflects management’s decision to extend the maturities of the Corporation’s borrowed funds and reduce its use of short-term borrowings.

Loans were $1.04 billion at December 31, 2007 compared to $963.7 million at December 31, 2006, an increase of $79.6 million (8.3%). Growth in the residential mortgage portfolio of $23.7 million was attributable to a $25 million mortgage loan purchase that was consummated at the end of April 2007 offset by a slight decline in the in-house portfolio, which resulted from a flat interest rate yield curve and a shift to secondary market loans due to a consumer preference for fixed-rate mortgage loans. The commercial portfolio increased $83.9 million as a result of in-house production and commercial participations with other financial institutions. These increases were offset by a decline of $28 million in the installment loan portfolio. The decrease in installment loans reflects management’s continued shift towards more commercial loans and less emphasis on the highly competitive consumer loan market and indirect car dealer loans. At December 31 2007, approximately 81% of the commercial loan portfolio was collateralized by real estate.

Deposits were $1.1 billion at December 31, 2007 compared to $971.4 million at December 31, 2006, an increase of $121.4 million. The increase in deposits resulted from successful retail growth in money market products and public funds and the purchase of $85 million in brokered money market funds.

Comparing December 31, 2007 to December 31, 2006, shareholders’ equity increased 8.06%, from $98.8 million to $104.7 million, resulting in an increase in book value per share from $16.09 at December 31, 2006 to $17.05 at December 31, 2007. At December 31, 2007, there were 6,138,268 issued and outstanding shares of the Corporation’s common stock.

Net- Interest Income

Net interest income increased $1.7 million for the fourth quarter of 2007 when compared to the fourth quarter of 2006. The increase resulted from a $3.8 million increase in interest income offset by a $2.1 million increase in interest expense. Net interest income increased $3.3 million for 2007 when compared to 2006, due to a $13.2 million (16.6%) increase in interest income offset by a $9.9 million (25.4%) increase in interest expense. The increase in interest income resulted from an increase in average interest-earning assets of $100.0 million (8.3%) during 2007 when compared to 2006. This is attributable to the growth that the Corporation experienced in both the loan portfolio and the investment portfolio throughout 2007. Emphasis on adjustable rate loan products and the investment restructuring contributed to the increase in the average rate earned on the Corporation’s average earning assets of 50 basis points, from 6.78% for 2006 to 7.28% for 2007 (on a fully tax equivalent basis). Interest expense increased during 2007 when compared to 2006 due to the higher interest rate environment, and an overall increase in average interest-bearing liabilities of $25.3 million. Deposits increased in 2007 by approximately $121 million due to successful retail growth in money market products and the purchase of $85 million in brokered money market funds. The combined effect of the competitive retail rate environment and the volume increases in the Corporation’s average interest-bearing liabilities, resulted in an 81 basis point increase in the average rate paid on average interest-bearing liabilities from 3.59% for 2006 to 4.40% for 2007. The net result of the aforementioned factors was a 1 basis point decrease in the net interest margin during 2007 to 3.51% from 3.52% for 2006.

Asset Quality

The recent weaknesses in the economy and housing markets caused increases in the Corporation’s credit ratios. The ratio of non-performing and 90 days past-due loans to total loans at December 31, 2007 was .83% compared to .50% at December 31, 2006. The ratio of non-performing and 90 days past-due loans to total assets at December 31, 2007 was .59% compared to .36% at December 31, 2006. Although these ratios increased during 2007, management believes that the loan portfolio is well collateralized.

The provision for loan losses was $1.0 million for the fourth quarter of 2007 compared to $.6 million for the same period of 2006. Provision expense for 2007 was $2.3 million compared to $1.2 million for 2006. As a result of the evaluation of the loan portfolio, the allowance for loan losses increased slightly to $7.3 million at December 31, 2007, from $6.5 million at December 31, 2006. Management believes that the allowance at December 31, 2007 is adequate to provide for probable losses in the loan portfolio.

Non-Interest Income and Non-Interest Expense

Other operating income increased $.9 million during the fourth quarter of 2007 when compared to the same period of 2006. This increase was primarily attributable to the increases in service charge income, trust department income, and insurance commission income. For the year ended December 31, 2007, non-interest income increased $1.1 million to $15.1 million when compared to non-interest income of $14.0 million in 2006. Non-interest income exclusive of the $1.6 million pre-tax non-recurring securities loss was $ 16.7 million, a 19.3% increase over the same period of 2006.

Non-interest expense for the fourth quarter of 2007 was $9.8 million compared to $8.5 million for the fourth quarter of 2006, a 15.0% increase. Other operating expenses increased 8.4% for the year ended December 31, 2007 when compared to 2006. The increases for the year are due to increases in occupancy and equipment expenses and personnel expenses directly related to the growth and expansion of the Bank’s retail network and increased staffing to support our growth objectives.

ABOUT FIRST UNITED CORPORATION

First United Corporation offers full-service banking products and services through its trust company subsidiary, First United Bank & Trust, and consumer finance products through its consumer finance subsidiaries, OakFirst Loan Center, Inc. and OakFirst Loan Center, LLC. The Corporation also offers a full range of insurance products and services to customers in its market areas through First United Insurance Group, LLC. These entities operate a network of offices throughout Garrett, Allegany, Washington, and Frederick Counties in Maryland, as well as Mineral, Hardy, Berkeley, and Monongalia Counties in West Virginia. The Corporation’s website is www.mybankfirstunited.com.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not represent historical facts, but statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled “Risk Factors”.

FIRST UNITED CORPORATION
Oakland, MD
Stock Symbol : FUNC
(Dollars in thousands, except per share data)
Unaudited

	Three Months Ended					Twelve Months Ended

	31-Dec	31-Dec	30-Sep	30-Jun	31-Mar	31-Dec	31-Dec
	2007	2006	2007	2007	2007	2007	2006
EARNINGS SUMMARY
Interest income	$25,044	$21,193	$24,262	$22,841	$21,418	$93,565	$80,269
Interest expense	$13,010	$10,890	$13,021	$11,947	$11,353	$49,331	$39,335
Net interest income	$12,034	$10,303	$11,241	$10,894	$10,065	$44,234	$40,934
Provision for loan and lease losses	$992	$586	$790	$367	$163	$2,312	$1,165
Noninterest income	$4,650	$3,711	$4,063	$4,018	$2,361	$15,092	$14,041
Noninterest expense	$9,770	$8,498	$9,626	$9,836	$9,243	$38,475	$35,490
Income taxes	$1,950	$1,467	$1,333	$1,504	$959	$5,746	$5,743
Net income	$3,972	$3,463	$3,555	$3,205	$2,061	$12,793	$12,577
Cash dividends paid	$1,200	$1,167	$1,199	$1,198	$1,199	$4,796	$4,662

	Three Months Ended

	31-Dec	31-Dec	30-Sep	30-Jun	31-Mar
	2007	2006	2007	2007	2007
PER COMMON SHARE
Earnings per share
Basic/Diluted	$0.65	$0.56	$0.57	$0.52	$0.34
Book value	$17.05	$16.09	$16.40	$15.90	$16.06
Closing market value	$20.02	$21.90	$21.16	$19.85	$22.50

Common shares
outstanding at period end	6,138,268	6,141,344	6,157,579	6,151,451	6,146,443

PERFORMANCE RATIOS (Period End, annualized)
Return on average assets	0.90%	0.96%	0.84%	0.77%	0.62%
Return on average shareholders'
equity	12.70%	13.07%	11.84%	10.72%	8.43%
Net interest margin	3.51%	3.52%	3.48%	3.46%	3.39%
Efficiency ratio	63.02%	62.77%	65.39%	67.53%	72.07%

PERIOD END BALANCES	31-Dec	31-Dec
	2007	2006

Assets	$1,478,909	$1,349,317
Earning assets	$1,352,219	$1,223,822
Gross loans	$1,043,266	$963,656
Consumer Real Estate	$397,371	$373,696
Commercial	$492,302	$408,361
Consumer	$153,593	$181,599
Investment securities	$304,908	$263,272
Total deposits	$1,092,740	$971,381
Noninterest bearing	$97,976	$106,579
Interest bearing	$994,764	$864,802
Shareholders' equity	$104,665	$96,856

CAPITAL RATIOS	31-Dec	31-Dec
Period end capital to risk-	2007	2006
weighted assets:
Tier 1	11.40%	11.82%
Total	12.51%	12.97%

ASSET QUALITY
Net charge-offs for the quarter	$559	$333
Nonperforming assets: (Period End)
Nonaccrual loans	$5,443	$3,190
Restructured loans	$-	$522
Loans 90 days past due
and accruing	$3,260	$619
Other real estate owned	$825	$23
Total nonperforming assets
and past due loans	$16,896	$14,788
Allowance for credit losses
to gross loans, at period end	0.70%	0.68%
Nonperforming and 90 day past-due loans
to total loans, at period end	0.83%	0.50%
Nonperforming loans and 90 day past-due
loans to total assets, at period end	0.59%	0.36%